Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ledger Acquisition Company (the “Company”) on Form S-1 of our report dated September 1, 2021, except for Note 7 and Note 8, as to which the date is December 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of May 13, 2021 and for the period from May 5, 2021 (inception) through May 13, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum, LLP

Marcum, LLP

Boston, MA

December 23, 2021